Exhibit 10.2

[QUANTUM LETTERHEAD]

March 31, 2011

Mr. Rick Belluzzo

[address]

Dear Rick,

I am pleased to offer you the position of Executive Chairman for Quantum Corporation. This position will be effective April 1, 2011 through August 15, 2012 which coincides with the annual shareholder meeting.

In conjunction with this position, your base salary will be $350,000 annually ($29,167 monthly). You will also receive a bonus of $450,000 on the effective date of this action in recognition of the many contributions you have made to Quantum during your tenure as Chief Executive Officer. You will be eligible to receive a stock grant in conjunction with the annual Board of Directors stock grant program in August 2011.

In addition, the Board of Directors has approved the acceleration of 183,334 unvested Restricted Stock Units which were scheduled to vest in July 2013. Those shares will vest monthly beginning in June 2011 through July 1, 2012.

In the event your employment is terminated involuntarily in a context other than for "cause" (as defined in the Change of Control document) or a Change of Control (in which case Quantum's Change of Control Agreement shall be the sole source of severance benefits) Quantum will:

  Pay you the salary that would have been earned from the effective date of the termination through August 15, 2012;

  Fully vest all remaining unvested options and RSUs as of the effective date of the action

  Continue benefit coverage through August 15, 2012.

You will be covered by Quantum's Change of Control Program through August 15, 2012. An individual agreement will be executed upon your start date.

Notwithstanding anything to the contrary in this offer letter, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder ("Section 409A") at the time of your termination of employment (other than due to death), then the severance benefits payable to you under this offer letter, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") otherwise due to you on or within the six (6) month period following your termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination of employment but prior to the six (6) month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this offer letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

This offer letter, if accepted, supercedes and replaces your offer letter dated July 12, 2002, as amended.

To confirm your acceptance of this offer, please sign and return an original copy of this letter to Shawn Hall in the San Jose office.

Sincerely,

/s/ Tom Buchsbaum

Tom Buchsbaum

Lead Independent Director

Quantum Corporation

I understand and accept the terms of this promotion.

Signed /s/ Richard Belluzzo Date April 1, 2011

Richard Belluzzo

Start Date: April 1, 2011